EXHIBIT 10.1

October 4, 2004

Mr. Neil R. Austrian
Office Depot, Inc.
2200 Old Germantown Road
Delray Beach, FL 33445

Dear Neil:

This letter, when signed by each of us shall constitute the agreement (“Agreement”) between Office Depot, Inc. (“Company”) and yourself (“Executive”) with regard to your serving as the Chairman and Chief Executive Officer of the Company during the period from today’s date through the arrival of a new, permanent Chief Executive Officer for the Company. This period is referred to herein as the “Engagement.”

Engagement: Executive has agreed to serve, at the unanimous request of the non-management Directors of the Board of Directors (the “Board”), as Chairman and Chief Executive Officer (“CEO”) of the Company during the Engagement. During the Engagement, Executive shall devote substantially his full working time, and his best efforts to performing the duties of CEO of the Company.

During the Engagement, Executive shall have the normal duties, responsibilities and authority attendant to the position of CEO of the Company, subject to the power of the Board to expand or limit such duties, responsibilities and authority from time to time.

Executive shall be allowed to serve as a director of any company or entity of which he is currently a director, including any non-profit organization (including trade, civic, educational or charitable organizations). With the prior written approval of the Board, Executive also shall be allowed to serve as (i) a director or officer of, or (ii) a director of any corporation which is not competing with the Company or any of its Subsidiaries in the office product and office supply industry, so long as such duties do not materially interfere with the performance of Executive’s duties or responsibilities hereunder.

Executive shall perform Executive’s duties and responsibilities under this Agreement to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner.

Either party may terminate the Engagement at any time upon not less than sixty (60) days’ notice to the other, subject to, in the case of a termination by the Company,

2200 Old Germantown Road
Delray Beach, FL 33445
Phone (561) 438-4800

payment to Executive of the Minimum Compensation referred to in the next section of this Agreement and to the vesting of the Restricted Stock award referred to below. In the event Executive provides such notice of termination prior to the completion of six months of service under the Engagement (other than in connection with the assumption of such position by a new CEO, selected by the Board, in which event he shall receive the Minimum Compensation), the Company shall be obligated to pay Executive only at the monthly rate of compensation referred to below for the number of months during Executive actually renders services to the Company pursuant to this Agreement.

Cash Compensation: The Company shall pay to Executive for performing his duties hereunder, cash compensation of $170,000 per month. Regardless of the duration of the Engagement (other than Executive’s resignation as set forth in the preceding section of this Agreement), the total such compensation payable to Executive shall not be less than six months’ compensation, or $1,020,000 (the “Minimum Compensation”). Executive’s cash compensation shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding for income taxes, FICA and similar items.

Incentive Compensation, Equity Award: As further compensation to Executive for accepting the position of CEO during the Engagement, and upon the terms of this Agreement, the Company shall award to Executive, effective on October 5, 2004, as of the market close, an award of “Restricted Stock” under the Company’s Long-Term Equity Incentive Plan, calculated as follows: The Restricted Stock award (the “Award”) shall consist of that number of shares of the Company’s stock which results from dividing the sum of $1 million by the closing price of the Company’s stock on October 5, 2004. The restrictions on such Restricted Stock shall lapse and cease, and the Award shall become 100% vested, (i) upon the third anniversary (the “Vesting Date”) of the Award, provided that Executive either (a) remains CEO of the Company as of the Vesting Date, or (b) remains a member of the Board of Directors of the Company as of the Vesting Date, or (ii) upon the occurrence of any of the following events (a) Executive has not been re-elected to the Board prior to the Vesting Date, despite having offered himself as a candidate for re-election to the Board or (b) Executive has been removed from his position as CEO, other than for “good cause” (defined below), or (c) a change in control of the Company occurs. As used herein, the term “change in control” shall have the meaning set forth on Attachment A to this Agreement, which is incorporated by this reference herein and made a part hereof.

If Executive resigns from his position as CEO (other than in connection with the assumption of such position by a new CEO, selected by the Board) or from the Board, or is removed for good cause from either his position as CEO or from the Board prior to the Vesting Date, then the award of Restricted Stock shall lapse and be null and void from the date of such resignation or removal for good cause. Good cause shall be established only if a vote of 75% or more of the Directors of the Company (other than Executive) shall specify the nature of such “good cause” and shall direct that Executive shall be terminated for good cause. As used herein, the term “good cause” shall mean: conviction of a felony or willful malfeasance or gross negligence in discharging Executive’s duties under this Agreement, resulting in material harm to the Company.

Other Benefits: In addition to the cash compensation, the Company shall furnish the Executive with the following items (collectively “Benefits”) during the term of the Engagement:

a)	A car allowance of $1,500 per month, for use by Executive in obtaining a suitable vehicle for his use during the Engagement, and for upkeep, insurance, fuel and similar expenses.

b)	A suitable furnished apartment, condominium or residence, subject to reasonable approval by Executive, for the use of Executive and his spouse during the Engagement.

c)	Use of corporate jet for business travel, and during the Engagement, for commuting between Executive’s Florida residence and his other residences. When Executive determines in the reasonable exercise of his judgment that his spouse should accompany him (including without limitation when commuting between residences), then this use shall be permitted.

The Benefits shall be provided to Executive on a tax “grossed-up” basis. This shall be accomplished by either (at the Company’s option), (a) the Company’s providing to Executive a Form W-2 which reflects the Company’s payment of the applicable income tax withholdings on the value of the Benefits, or (b) by the Company’s providing to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto), including any taxes imposed upon the Gross-Up Payment, Executive shall have received the value of such Benefits, undiminished by the requirement that he pay any tax on such Benefits.

Benefits; Health & Welfare Plans: Other than the Benefits referred to in the preceding section of this Agreement, Executive shall not participate in any other benefit plans of the Company. Provided, however, that Executive shall continue to participate in the Company’s stock option plan in his capacity as a member of the Board of Directors of the Company, to the same extent as he has been participating, and to the same extent as other members of the Board may participate from time to time.

Business Expenses: The Company shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive’s duties under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses. Reimbursement shall be subject to the Company’s customary requirements imposed upon executive level employees, with respect to reporting and documentation of such expenses.

Confidential Information: Executive acknowledges that the information, observations and data obtained by Executive while employed by the Company concerning the business or affairs of the Company or any subsidiary or affiliate of the Company (“Confidential Information”) is the property of the Company. Therefore, Executive agrees that Executive shall not disclose to any unauthorized person or use for Executive’s own purposes any Confidential Information without the prior written consent of the Board of Directors, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination of the Employment Term, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) in any form or medium relating to the Confidential Information, or the business of the Company or any subsidiary or affiliate of the Company that Executive may then possess or have under Executive’s control.

Suspension of Committee Memberships: During the Engagement, Executive shall continue to serve as a member of the Board of Directors of the Company, subject to the requirement that he stand for re-election at each Annual Meeting of Shareholders of the Company. During the Engagement, Executive’s membership on all Board committees on which he currently serves shall be suspended. However, in his capacity as CEO, he shall be allowed to attend any and all meetings of Board committees ex officio.

Miscellaneous Provisions:

a)	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

b)	Complete Agreement. This Agreement constitutes the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

c)	Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

d)	Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and permitted assigns, except that Executive may not assign Executive’s rights or delegate Executive’s obligations hereunder without the prior written consent of the Company.

e)	Assignment by the Company. This Agreement shall not be assignable by the Company except to a successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, which successor shall be required to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

f)	Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement hereto shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

g)	Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

Neil, if you will please countersign a copy of this Letter Agreement, it will constitute the terms of the Engagement of you as interim Chairman and CEO of the Company upon the terms herein.

Sincerely,

/s/ Lee A. Ault III

Lee A. Ault III

Chairman, Compensation Committee
Office Depot, Inc.

This Letter Agreement is agreed to:

/s/ Neil R. Austrian

Neil R. Austrian

Date: October 4, 2004

Attachment A

Definition of Change in Control

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”).

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.